UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to

SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): February 4, 2008

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone St.

Aberdeen, Washington 98520-5244

(360) 533-8870

(Address, including zip code, and telephone number,

including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the twelve months ended December 31, 2007. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the twelve months ended December 31, 2007, was $6,031,000, an 8% decrease compared to $6,551,000 for the twelve month period ended December 31, 2006. The decrease is primarily related to the increase in non-interest expense. Additionally, the relatively flat yield curve for most of 2007 and intense competition for deposits has impacted margins. Net interest margin decreased to 4.85% for the year ended December 31, 2007 compared to 5.13% for the same period of the prior year.

Net interest income for the twelve months ended December 31, 2007, increased $636,000 to $24,503,000 compared to the same period of the prior year. Modest loan growth contributed to the increase in net interest income and was partially offset by increased funding costs.

Non-interest income increased $299,000 to $4,475,000 for the twelve months ended December 31, 2007, compared to the same period of the prior year, reflecting increased income from bank owned life insurance and gain on sale of loans. Non-interest expense increased $2,261,000 to $20,379,000. The increases are primarily related to increased personnel costs, occupancy costs and data processing costs.

The federal income tax provision for the twelve months ended December 31, 2007, was $2,086,000, compared to $2,749,000 for the twelve months ended December 31, 2006.

Pacific's unaudited consolidated balance sheets at December 31, 2007 and December 31, 2006, and unaudited consolidated statements of operations and selected performance ratios for the twelve months ended December 31, 2007 and 2006, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet

(unaudited)

Dollars in thousands

	December 31,
	2007	2006
Cash & due from banks	$15,297	$20,443
Securities available for sale	42,912	36,608
Securities held to maturity	4,329	6,104
Fed funds sold	—	20,345
Loans held for sale	17,162	14,368
Loans	438,911	424,801
Less: Loan loss reserve	5,007	4,033
Net loans	433,904	420,768

Premises and equipment – net	15,427	11,537
Goodwill & other intangible assets	13,010	13,153
Cash surrender value life insurance	15,111	9,714
Other assets	8,435	9,344

TOTAL ASSETS	$565,587	$562,384

DEPOSITS:
Demand, non interest bearing	$86,883	$91,657
Savings and interest bearing demand	204,775	199,505
Time	175,678	175,679
Total deposits	467,336	466,841

Fed funds purchased	3,125	—
Other borrowings	19,500	21,500
Secured borrowings	1,418	1,906
Junior subordinated debentures	13,403	13,403
Other liabilities	10,106	9,750
Total liabilities	514,888	513,400

Common stock	6,607	6,524
Additional paid-in capital	27,163	26,047
Retained earnings	17,807	16,731
Acc. other comprehensive income	(878)	(318)
Total equity	50,699	48,984

TOTAL LIABILITIES & EQUITY	$565,587	$562,384

PACIFIC FINANCIAL CORPORATION

Consolidated Statements of Operations

(unaudited)

Dollars in thousands

	Twelve Months Ended December 31,
	2007	2006
Interest on loans	$37,658	$33,883
Interest on investments	2,052	1,652
Interest on fed funds sold	426	909
Total interest income	40,136	36,444

Interest expense on deposits	13,460	10,846
Other interest expense	2,173	1,731
Total interest expense	15,633	12,577

Net interest income	24,503	23,867
Less provision for credit losses	482	625
Net interest income after provision	24,021	23,242

Service charges on deposit accounts	1,494	1,452
Earnings bank owned life insurance	397	354
Gain on sales of loans	1,984	1,895
Other income	600	475
Total non interest income	4,475	4,176

Salaries and employee benefits	12,280	10,609
Occupancy and equipment	2,528	2,418
Other	5,571	5,091
Total non-interest expense	20,379	18,118
Income before taxes	8,117	9,300
Income taxes	2,086	2,749

NET INCOME	$6,031	$6,551

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Twelve Months Ended December 31,
	2007	2006
Net interest margin	4.85%	5.13%
Efficiency ratio	69.17%	63.58%
Return on average assets	1.08%	1.27%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: February 4, 2008	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer